Filed Pursuant to Rule 424(b)(2) and Rule 424(b)(8)

Registration Statement No. 333-154173

Prospectus Supplement to the Prospectus dated April  6, 2009 and the Prospectus Supplement dated April 6, 2009 — No. 94

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $5,000,000 Floating Rate Total Return Index-Linked Notes due 2010 (Linked to the S&P GSCI™ Total Return Index)

The return on your notes is based on the performance of the S&P GSCI™ Total Return Index, which we call the “index”. The index reflects the excess returns that are potentially available through an unleveraged investment in the same contracts that are included in the S&P GSCI™ Commodity Index (“S&P GSCI™”). At maturity, we will pay you an amount, if any, in cash that will reflect leveraged participation in the performance of the index reduced by (a) an investor fee and (b) an amount that reflects a return attributable to a hypothetical investment of the face amount of your notes in specified U.S. Treasury Bills (“TBills”), each calculated in a manner described elsewhere in this prospectus supplement.

The stated maturity date of your notes is April 30, 2010, unless postponed as described elsewhere in this prospectus supplement. Unless your notes are redeemed earlier, on the stated maturity date we will pay you an amount in cash, if any, equal to:

•	the face amount of your notes, plus

•

the final index amount, which will equal the face amount of your notes multiplied by 3.0 times the percentage increase or decrease, if any, in the index from the initial index level (3,633.879) to the final index level (the closing level on the determination date, which is April 23, 2010, unless postponed as described elsewhere in this prospectus supplement) (as described on page S-21), minus

•	the final TBill amount, which will equal the face amount of your notes multiplied by 3.0 times the realized TBill amount (as described on page S-21), minus

•	the final fee amount, which will equal the face amount of your notes multiplied by 3.0 times an annual fee of 1.00% times the quotient of the final fee days (as described on page S-22) divided by 365.

Your notes will be automatically redeemed in whole if the closing level of the index is equal to or below 3,197.814 (approximately 88% of the initial index level) on any trading day prior to the originally scheduled determination date, which we refer to as an “index event”. In addition, holders of 100% of the aggregate outstanding face amount issued on the original issue date of April 23, 2009 may elect at any time prior to the originally scheduled determination date to have us redeem the notes in whole. You must follow the redemption procedures described in this prospectus supplement to validly exercise your option for early redemption.

If an index event has occurred or you have validly elected an early redemption, on the early maturity date, which will be the fifth business day after the early determination date described below (and in lieu of any amounts payable on the stated maturity date), we will pay you an amount in cash, if any, equal to:

•	the face amount of your notes, plus

•	the early index amount, which will equal the face amount of your notes times 3.0 times the early index return (as described on page S-24), minus

•	the early TBill amount, which will equal (1) the face amount of your notes times (2) 3.0 times (3) the historic TBill amount (as described on page S-25), minus

•

the early fee amount, which will equal the face amount of your notes multiplied by 3.0 times an annual fee of 1.00% times the quotient of the early fee days (as described on page S-25), divided by 365.

In addition we will pay interest on your notes quarterly on July 23, 2009, October 23, 2009, January 25, 2010 and the stated maturity date, unless your notes are redeemed earlier, in which case we will make the final interest payment (which will be discounted by the fixed income discount factor described on page S-24) on the early maturity date. The interest rate for each interest period will be the rate per annum for three-month (or a shorter length, interpolated in certain circumstances) USD LIBOR minus 1.00%, reset quarterly, as described in this prospectus supplement.

You could lose all or a substantial portion of your investment in your notes. In particular, because your notes contain a leverage component, any decline in the level of the index on the determination date (or early determination date, if applicable) relative to the initial index level would result in a significantly greater decrease in the amount payable under the notes. Consequently, the amount payable under the notes at maturity or upon redemption could be substantially less than the face amount and could be zero. In addition, as implied above, the final (or early) fee amount and the final (or early) TBill amount will also reduce the amount of your return at maturity or upon redemption; the index must therefore rise sufficiently in order for you to receive an amount equal to or greater than the face amount at maturity or upon redemption.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-20.

Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific To Your Notes” on page S-9 so that you may better understand those risks.

Original issue date (settlement date): April 23, 2009

Original issue price: 100% of the face amount

Underwriting discount: 0.10% of the face amount

Net proceeds to the issuer: 99.90% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®” and “S&P®”, are trademarks of Standard & Poor’s Financial Services LLC. “GSCI™” is a trademark of Standard & Poor’s Financial Services LLC. These marks have been licensed for use by Goldman Sachs & Co. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC and Standard & Poor’s Financial Services LLC make no representation regarding the advisability of investing in the notes.

Goldman, Sachs & Co.

Prospectus Supplement dated April 16, 2009.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-20. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: S&P GSCI™ Total Return Index (Bloomberg: “SPGCCITR”) and any successor or replacement index. See “The Index” on page S-32

Index sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day; as of the date of this prospectus supplement, the index sponsor is Standard & Poor’s

Face amount: each note will have a face amount equal to $1,000; $5,000,000 in the aggregate for all the offered notes

Interest: On each interest payment date we will pay you interest in an amount in cash equal to the product of (1) the face amount times (2) the accrued interest factor for the applicable interest period; if an index event has occurred or an early redemption has been validly designated, we will pay you on the early maturity date (which will also be the final interest payment date) interest in an amount in cash equal to the product of (1) the face amount times (2) the fixed income discount factor times (3) the accrued interest factor

Interest reset dates: July 23, 2009, October 23, 2009, and January 25, 2010, provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset date will be the immediately preceding business day

Interest payment dates: Unless an index event has occurred or an early redemption has been validly designated (in which case the early maturity date will be the final interest payment date), the interest payment dates will be July 23, 2009, October 23, 2009, January 25, 2010 and the stated maturity date; if any such interest payment date is not a business day, then the interest payment date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date would be the immediately preceding business day

Interest period: the period from and including the settlement date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately following interest payment date

Amount payable on the stated maturity date: in addition to interest, if any, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final TBill amount minus (d) the final fee amount; unless an index event has occurred or an early redemption has been validly designated, no amount of principal will be paid on any other date

Amount payable on the early maturity date: if an index event has occurred or an early redemption has been validly designated, in addition to interest, if any, we will pay you an amount in cash, if any, on the early maturity date, equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early TBill amount minus (d) the early fee amount; no amount will be paid on the stated maturity date or any other date after such event

Final index amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the index return

Final TBill amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the realized TBill amount

Realized TBill amount: as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Final TBill Amount” on page S-21

Early TBill amount: the product of (1) the face amount times (2) 3.0 times (3) the historic TBill amount

Historic TBill amount: the realized TBill amount, with a calculation period from but excluding the trade date to and including the early determination date

Final fee amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.00% times (4) the quotient of (a) the final fee days divided by (b) 365

Early index amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return

Annual fee: 1.00%

Early fee amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.00% times (4) the quotient of (a) the early fee days divided by (b) 365

Initial index level: 3,633.879

Final index level: the closing level of the index on the determination date as calculated and published by the index sponsor, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-27

Early index level: the closing level of the index on the early determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-27

Index return: the result of (1) the final index level divided by the initial index level minus (2) one

Early index return: the result of (1) the early index level divided by the initial index level minus (2) one

Final fee days: the number of calendar days from but excluding the trade date to and including the determination date

Early fee days: the number of calendar days from but excluding the trade date to and including the early determination date

Interest factor: the greater of (1) zero and (2) the quotient of (a) the difference of the base rate minus the spread divided by (b) 360

Accrued interest factor: the sum of the interest factors calculated for each calendar day during the applicable interest period

Spread: 1.00%

Initial base rate: equal to the three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page thereof), as of 11:00 a.m., London time, as determined on the second London business day prior to the settlement date

Base rate: the base rate defined under “Specific Terms of Your Notes — Interest Payment — Base Rate” on page S-23

Fixed income days remaining: the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest reset date immediately following the early maturity date and (2) the stated maturity date

Fixed income discount factor: the quotient of (1) one divided by (2) the sum of (a) one and (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360

FIDF LIBOR level: the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent

FIDF LIBOR designated maturity: a period equal to the fixed income days remaining, subject to a minimum of one month

Trade date: April 16, 2009

Stated maturity date: April 30, 2010, subject to postponement in the case of non-business days or postponement of the determination date as described under “Specific Terms of Your Notes — Payment on Stated the Maturity Date — Stated Maturity Date” on page S-22

Determination date: April 23, 2010, subject to postponement in the case of market disruption or non-trading days as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Determination Date” on page S-22

Early maturity date: the fifth business day following the early determination date, subject to postponement as described elsewhere in this prospectus supplement, in which case the early maturity date shall be the fifth business day following the day on which all settlement prices have been obtained or all prices have otherwise been determined as set forth under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

Early determination date:

•

if all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-25 are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date. If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date,

•	if an index event has occurred, the trading day immediately following the day on which the index event occurs will be the early determination date,

and, subject in each case, to postponement as described elsewhere in this prospectus supplement

Interest determination date: the second London business day prior to each interest reset date

Early redemption; notice of early redemption: holders of 100% of the aggregate outstanding face amount of notes issued on the original issue date may elect to redeem the notes, in whole only, but not in part, prior to the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. To be valid, a notice of early redemption must be given on a business day, in writing, to the trustee, the calculation agent and the issuer in accordance with procedures described under “Specific Terms of Your Notes — Holder’s Option to Redeem” on page S-25. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable

Index event: if, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the originally scheduled determination date, the closing level of the index is equal to or below 3,197.814 (approximately 88% of the initial index level), an index event occurs. If an index event occurs, your notes shall automatically be redeemed in accordance with procedures described under “Specific Terms of Your Notes — Automatic Redemption Due to an Index Event” on page S-26

No Listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman Sachs International

Business day: as described on page S-28

Trading day: as described on page S-28

London business day: as described on page S-28

CUSIP: 38145GAC4

HYPOTHETICAL RETURNS ON YOUR NOTES

The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final index levels or early index levels on the determination date or the early determination date, respectively, could have on the payment amount at maturity assuming all other variables remain constant.

The first table assumes that neither an index event has occurred nor an early redemption has been validly designated. The levels in the leftmost column of the first table represent hypothetical final index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical final index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical final fee amounts, expressed as percentages of the face amount. The amounts in the fourth column from the left represent the hypothetical final TBill amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical amounts payable on the stated maturity date, which will equal the greater of (1) zero and (2) the face amount plus the final index amount minus the final TBill amount minus the final fee amount, expressed as percentages of the face amount. No amounts shown in the first table take into account the amount of interest that may have been paid before the stated maturity date or that may be paid on the stated maturity date.

The second table assumes that an index event has occurred or an early redemption has been validly designated. The levels in the leftmost column of the first table represent hypothetical early index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical early index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical early fee amounts on the early maturity date, and are expressed as percentages of the face amount. The amounts in the fourth column from the left represent the hypothetical early TBill amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical amounts payable on the early maturity date, which will equal the greater of (1) zero and (2) the face amount plus the early index amount minus the early TBill amount minus the early fee amount, expressed as percentages of the face amount. No amounts shown in the second table take into account the amount of interest that may have been paid before the early maturity date or that may be paid on the early maturity date.

The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or the early maturity date, as the case may be. If you sell your notes prior to the stated maturity date or the early maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman Sachs) will and the price you may receive for your notes may be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price” on page S-9 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-12. The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

No market disruption event occurs

No change in or affecting any of the index underliers or the method by which the index sponsor calculates the index

Example 1:

no index event occurs and no early redemption is validly designated

Final fee days	372 days

Example 2:

an index event occurs or an early redemption is validly designated

Early fee days	197 days

The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

The actual performance of the index over the life of the notes, as well as the amount payable on the stated maturity date or the early maturity date, as the case may be, may bear little relation to the hypothetical examples shown below or to the historical closing levels of the index shown elsewhere in this prospectus supplement. For information about the closing level of the index during recent periods, see “The Index — Historical Closing Levels of the Index” below.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index underliers.

Example 1: The following table illustrates the hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been validly designated.

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Final Index Amounts as Percentage of Face Amount	Hypothetical Final Fee Amounts as Percentage of Face Amount	Hypothetical Final TBill Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount
100%	300.00%	3.06%	0.56%	396.38%
80%	240.00%	3.06%	0.56%	336.38%
50%	150.00%	3.06%	0.56%	246.38%
30%	90.00%	3.06%	0.56%	186.38%
20%	60.00%	3.06%	0.56%	156.38%
10%	30.00%	3.06%	0.56%	126.38%
0%	-172.35%	3.06%	0.56%	0.00%
-10%	-30.00%	3.06%	0.56%	66.38%
-20%	-60.00%	3.06%	0.56%	36.38%
-30%	-90.00%	3.06%	0.56%	6.38%
-50%	-150.00%	3.06%	0.56%	0.00%
-70%	-210.00%	3.06%	0.56%	0.00%
-80%	-240.00%	3.06%	0.56%	0.00%
-100%	-300.00%	3.06%	0.56%	0.00%

Example 2: The following table illustrates the hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is validly designated.

Hypothetical Early Index Level as Percentage of Initial Index Level	Hypothetical Early Index Amounts as Percentage of Face Amount	Hypothetical Early Fee Amounts as Percentage of Face Amount	Hypothetical Early TBill Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount
100%	300.00%	1.62%	0.30%	398.09%
80%	240.00%	1.62%	0.30%	338.09%
50%	150.00%	1.62%	0.30%	248.09%
30%	90.00%	1.62%	0.30%	188.09%
20%	60.00%	1.62%	0.30%	158.09%
10%	30.00%	1.62%	0.30%	128.09%
0%	-172.35%	1.62%	0.30%	0.00%
-10%	-30.00%	1.62%	0.30%	68.09%
-20%	-60.00%	1.62%	0.30%	38.09%
-30%	-90.00%	1.62%	0.30%	8.09%
-50%	-150.00%	1.62%	0.30%	0.00%
-70%	-210.00%	1.62%	0.30%	0.00%
-80%	-240.00%	1.62%	0.30%	0.00%
-100%	-300.00%	1.62%	0.30%	0.00%

As these tables indicate, you may lose all or a substantial portion of your investment.

Payments on your notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of your notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final index level on the determination date or the actual early index level on the early determination date, as the case may be, or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the determination date or the early determination date, as the case may be. The actual amount that a holder of the offered notes will receive on the stated maturity date or the early maturity date, as the case may be, and the rate of return on the offered notes will depend on the actual final index level or the actual early index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your notes on the stated maturity date or the early maturity date, as the case may be, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index underliers, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in the offered notes, the price quoted by us or our affiliates for the offered notes would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman Sachs.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. If neither an index event has occurred nor an early redemption has been validly designated, in addition to interest, if any, you will be paid an amount in cash, if any, equal to the face amount of your notes plus the final index amount (which may be negative) minus the final TBill amount minus the final fee amount on the stated maturity date. The amount payable, if any, on the stated maturity date excluding interest, if any, will never be less than zero. However, if the final index level declines below the initial index level, the amount payable on your notes excluding interest, if any, is not protected and may even be zero. Thus, you may lose your entire investment in the notes.

For example, assuming a final TBill amount of 0.56%, if the final index level falls to 90% of the initial index level, resulting in an index return of -10%, and the fee amount equals 3.06%, then the amount payable on the stated maturity date will be only 66.38% of the face amount of your notes, and you will lose 33.62% of the face amount of your notes.

If an index event has occurred or an early redemption has been validly designated, in addition to interest, if any, you will be paid an amount in cash, if any, equal to the outstanding face amount of your notes plus the early index amount (which may be negative) minus the early TBill amount minus the early fee amount on the early maturity date. The amount payable, if any, on the early maturity date excluding interest, if any, will never be less than zero. However, if the early index level is less than the initial index level, the amount payable on your notes excluding interest, if any, is not protected and may even be zero. For example, assuming the early fee days equal 197 and an early TBill amount of 0.30%, if the early index level falls to 90% of the initial index level, resulting in an early index return of -10%, and the early fee amount equals 1.62%, then the amount payable on the early maturity date will be only 68.09% of the outstanding face amount of your notes, and you will lose 31.91% of the face amount of your notes.

Our cash payment on your notes, if any, on the stated maturity date or the early maturity date, as the case may be, excluding interest, if any, will be based on, among other factors, the final index level or the early index level, respectively. Thus, if neither an index event has occurred nor an early redemption has been validly designated, you may lose your entire investment in your notes, depending on the final index level, as calculated by the calculation agent, and you may receive only interest, if any, on the stated maturity date. On the other hand, if an index event has occurred or an early redemption has been validly designated, you may still lose your entire investment in your notes, depending on the early index level, as calculated by the calculation agent, and you may receive only interest, if any, on the early maturity date. Moreover, in each case, the percentage decrease in the level of the index is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount or the early index amount, as applicable, will exceed the rate of decline in the index level.

Also, the market price of your notes prior to the stated maturity date or the early maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the early maturity date, as the case may be, you may receive far less than the amount of your investment in the notes.

Moreover, the formula used to calculate the index return or the early index return, as the case may be, only compares the initial index level, on the one hand, and the closing level of the index on the determination date or on the early determination date, respectively, on the other hand. No other index levels will be taken into account for that purpose. As a result, you may lose some or all of your investment even if the index has risen above the initial index level at certain times during the life of the offered notes, including the period between the determination date or the early determination date, as applicable, and the stated maturity date or the early maturity date, respectively.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Leverage Increases the Sensitivity of Your Notes to Changes in the Value of the Index

Because your investment in the notes is leveraged, changes in the value of the index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the index, every 1% change in the value of the index will translate into approximately a 3% change in the repayment amount you will receive. In particular, any decrease in the value of the index would result in a significantly greater decrease in the repayment amount, and you would suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component.

Your Notes will be Automatically Redeemed if on Any Trading Day Prior to the Determination Date, the Closing Level of the Index is Equal to or Less Than 3,197.814 or Approximately 88% of the Initial Index Level

If on any trading day prior to the determination date, the closing level of the index is equal to or less than 3,197.814 or approximately 88% of the initial index level, an index event occurs and your notes will be automatically redeemed. The amount payable upon redemption of your notes will be based on the performance of the index through the early determination date, as reduced by interest charges and fees for providing the commodity-linked return on the notes. In that case, you will receive an early redemption payment that will likely be significantly less than the principal amount of your notes and could be zero if the index level drops precipitously. You will receive no further payments of interest or principal after an early redemption date.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

The Index Level Must Rise Sufficiently in Order for You to Receive the Face Amount of Your Notes at Maturity or Early Redemption

The amount payable on your notes at maturity or at an early maturity will be calculated based on any increase or decrease in the level of the index from the trade date to the determination date or early determination date, as applicable, and reduced by a final investor fee (or early investor fee in the event of an early redemption or index event) and a final TBill amount (or early TBill amount in the event of an early redemption or index event). Thus, in order to receive the face amount of your notes at maturity or early redemption, the value of the index will have to appreciate sufficiently to offset the sum of the applicable investor fee and TBill amount. If the index declines or does not increase sufficiently, you could lose all or a substantial portion of your investment in your notes. This will be true even if the level of the index is sufficiently above the initial index level at any time during the life of your notes.

The Amount Payable on Your Notes Is Not Linked to the Index Level at any Time Other than the Determination Date or the Early Determination Date, as Applicable

The final index level or the early index level, as applicable, will be based on the closing level of the index on the determination date or the early determination date, respectively (subject to adjustment in case of market disruption or non-trading days). Therefore, if the closing level of the index dropped precipitously on the determination date or the early determination date, the payment amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level. Although the actual index level on the stated maturity date, on the early maturity date or at other times during the life of your notes may be higher than the final index level or the early index level, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the early determination date, respectively.

The Interest Rate on Your Notes May Be Less than the Prevailing Market Rate

You will receive interest, if any, on your notes at the rate per annum for three-month (or a shorter length, interpolated in a manner as described in “Specific Terms of Your Notes — Interest Payment” below) USD LIBOR minus 1.00% (subject to a minimum of 0.00%), reset quarterly, on each interest payment date.

The interest payable on your notes may be less than the prevailing market rate for our debt securities that are not indexed. Moreover, even if the final index amount or the early index amount, as applicable, as described elsewhere in this prospectus supplement, is positive, the overall return you earn on your notes may be less than the amount you would have earned by investing the face amount of your notes in a non-indexed debt security that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the index level;

•	the volatility — i.e., the frequency and magnitude of changes in the level of the index;

•

economic, financial, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index underliers are a part, and which may affect the level of the index;

•	interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes. You cannot predict the future levels of the index based on its historical fluctuations. The actual levels of the index over the life of the notes may bear little or no relation to the historical levels of the index or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. In part, this is because your notes may be redeemed early at your option or automatically on occurrence of certain events. Moreover, the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, is subject to a number of factors other than the index return or the early index return, respectively. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Changes In The Volatility of The Index Are likely to Affect The Market Value of Your Notes

The volatility of the index refers to the magnitude and frequency of the changes in the index level. While the methodology of the index is intended to minimize overall volatility in the index, changes in the volatility of the index are likely to affect the market value of your notes.

There is a Greater Possibility That the Index Will Decline Substantially Over the Short Term than Over the Longer Term

Assuming no index event or early redemption, the term of the notes is approximately one year. Actual and hypothetical historical information indicates that, although the index has been profitable over most twelve month periods, it has performed significantly better over three- and five-year periods. Based on the historical data, there appears to be greater risk over the shorter term than the longer term that the index may decline, causing significant losses.

Changes in Interest Rates are Likely to Affect the Market Value of Your Notes

We expect that the market value of your notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your notes and a traditional debt security to different degrees.

Trading and Other Transactions by Goldman Sachs & Co. or Its Affiliates Relating to the Index, Commodities Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the underlying commodity contracts, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the S&P GSCITM Index, an index of physical, non-financial commodities, and its sub-indices. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar indices. In addition, the index sponsor has licensed and may continue to license the S&P GSCITM Index or any of its sub-indices or strategies similar to the index for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index or similar indices. Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we have hedged or expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index or the S&P GSCITM Index or any of its sub-indices.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the index or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the index or any commodity underlying such contracts.

Suspensions or Disruptions of Market Trading in the Commodity Contracts Underlying the Index and Commodities Underlying Such Contracts May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

In making its calculations of the level of the index as published on Bloomberg page “SPGCCITR”, or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the index sponsor, is manifestly incorrect, the index sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the index sponsor calculates the index is a day on which a relevant trading facility for an underlying contract is not open, then the index sponsor may use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final index level as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below. Under the circumstances described above, the level of the index and the value of your notes may be adversely affected.

If a market disruption event occurs with respect to any commodity contract included in the index, the value of that contract on the determination date will not be calculated until a settlement price can be determined. If a market disruption event with respect to such index commodity has not ceased by the last possible day, the determination date may be postponed, the calculation agent will calculate the final index level and the amount payable on your notes on the determination date as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor will continue to calculate the value of the index and publish such value according to the process described above. Therefore, if a market disruption event with respect to any index commodity occurs, the amount payable on your notes may not reflect the actual value of the index published by the index sponsor on the determination date.

Our Business Activities May Create Conflicts of Interest between Your Interest in Your Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and expect to engage in trading activities related to the index, and derivative instruments based on the index or index underliers that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index or any other factor that may affect the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsor, including making loans to or equity investments in the index sponsor or providing advisory services to the index sponsor. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the index sponsor. Any of these activities by any of our affiliates may affect the level of the index and hence the index, therefore, the value of your notes and the value of the consideration we will deliver on your notes at maturity or upon early redemption.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, Including Whether Early Redemption Was Validly Designated or an

Index Event Occurred, and the Amount You May Receive on the Stated Maturity Date or the Early Maturity Date

As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we may pay on the stated maturity date, and the early index level on the early determination date, which we will use to determine the amount we may pay on the early maturity date, making all determinations and calculations of the interest rate applicable to your notes (including the determination of any interpolated interest rate), determining the effectiveness of a notice of early redemption or the occurrence of an index event, and determining whether to postpone the determination date or the early determination date and the stated maturity date or the early maturity date, as applicable. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice, and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index and the Commodity Contracts Underlying the Index Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor. The index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the commodity contracts comprising the index, and the manner in which changes affecting those commodity contracts (such as rebalancing the commodity contracts comprising the index) could affect the level of the index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes. If such policy changes relating to the index or discontinuance or suspension of calculation or publication of the index occur, the calculation agent will have discretion in determining the level of the index on the determination date and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

The index sponsor may make changes over time to the methodologies of compilation of the index. Additional underliers will satisfy the eligibility criteria and underliers currently included in the index will fail to satisfy such criteria. In addition, the index sponsor may modify the methodology for determining the composition and weighting of the index for calculating its value in order to assure that the index represents an adequate measure of market performance or for other reasons. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, Goldman Sachs International, as calculation agent, will continue to calculate the index during the remaining term of the notes, based on the methodologies described in this prospectus supplement.

The Notes Are Linked to the S&P GSCI™ Total Return Index But Your Participation in the Total Return Feature of the Index is Limited

The return on the notes is linked to the performance of the S&P GSCI™ Total Return Index, which, as discussed under “The Index”, reflects the returns that are potentially available through an unleveraged investment in the futures contracts comprising the index that includes interest that could be earned on funds committed to the trading of the underlying futures contracts. However, the return on the notes will differ from the index return because we will be subtracting out the early TBill amount or the final TBill amount, as the case may be, on the face amount as well as fees, and leveraging the result three times.

The Index May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated commodity contracts. If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The Index” below, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher Future Prices of Commodities Included in the Index Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodity contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity contract could result in negative “roll yields,” which could adversely affect the value of an index tied to that contract. See “The Index” below for more information.

The Index Sponsor May be Required to Replace a Designated Contract if the Existing Commodities Contract is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index. Data concerning this designated contract will be used to calculate the index. If a designated contract were to be terminated or replaced in accordance with the rules described under “The Index” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the index, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period. Additionally, the index sponsor may not discover every discrepancy. Furthermore, the weightings for the index are determined by the index sponsor, in consultation with its advisory committee. The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index. Since the underlying index consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the Composition and Valuation of the S&P GSCITM Index May Adversely Affect the Value of Your Notes

The composition of the S&P GSCITM Index may change over time, as additional commodity contracts satisfy the eligibility criteria of the S&P GSCITM Index or commodity contracts currently included in the S&P GSCITM Index fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCITM Index, and for valuing the S&P GSCITM Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

There Is No Affiliation between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

Goldman Sachs is not affiliated with the index sponsor. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your notes, should make your own investigation into the index. See “The Index” below for additional information about the index.

The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

As Sponsor of the S&P GSCITM Total Return Index, Standard & Poor’s Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

As further described under “The Index”, the S&P GSCITM Total Return Index is owned by Standard & Poor’s. Standard & Poor’s is responsible for the composition, calculation and maintenance of the S&P GSCITM Total Return Index and the S&P GSCITM Index. The relationship between the S&P GSCITM Total Return Index and the S&P GSCITM Index is discussed under “The Index”. The judgments that Standard & Poor’s, as the sponsor of the S&P GSCITM Total Return Index and the S&P GSCITM Index, makes in connection with the composition, calculation and maintenance of the S&P GSCITM Total Return Index and the S&P GSCITM Index, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date, if any. See “The Index” for additional details on the role of Standard & Poor’s as index sponsor.

Standard & Poor’s, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Standard & Poor’s may decide to discontinue calculating and publishing the S&P GSCITM Total Return Index or the S&P GSCITM Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the S&P GSCI TM Total Return Index for purposes of calculating the final valuation, if any.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index consists of commodity contracts on physical commodities, five of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The index will include contracts on physical commodities on trading facilities located outside the United States. The S&P GSCITM Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Standard & Poor’s and the S&P GSCITM Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the index. In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index level is unavailable.

Commodity Prices as Well as the Commodity Contracts Underlying the Index May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the index are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date or the Early Determination Date, As the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the determination date or the early determination date, as the case may be, a market disruption event relating to one or more index underliers has occurred or is continuing or such day is not a trading day, the determination date or the early determination date, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, not more than five business days. As a result, if the determination date or the early determination date, as the case may be, is so postponed, the stated maturity date or the early maturity date, respectively, for your notes will also be postponed, although not by more than five business days. Thus, if the determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Similarly, when the early determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the early maturity date until several days after the date that would have been the early maturity date had the market disruption event not occurred or continued on the early determination date or had such day been a trading day. Moreover, if the determination date or the early determination date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, that day will nevertheless be the determination date or the early determination date, respectively. If the determination date or the early determination date, as the case may be, is postponed due to a market disruption event or a non-trading day, the calculation agent will determine the final index level or the early index level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or the early index level, as the case may be, is not available on the determination date or the early determination date, respectively, for any other reason, then the calculation agent will determine the final index level or the early index level based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering the tax treatment of an instrument such as your notes, which could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below

•	a London business day for your notes will have the meaning described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Underliers

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index underliers, we mean any contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on the Stated Maturity Date

If neither an index event has occurred nor an early redemption has been validly designated, in addition to interest, if any, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final TBill amount minus (d) the final fee amount. If an index event has occurred or an early redemption has been validly designated, no payment of principal will be made on the stated maturity date.

Final index amount

The final index amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the index return. The index return will be calculated by dividing the final index level by the initial index level and subtracting one from the result.

The final index amount, and therefore the amount payable on your notes on the stated maturity date, if any, will be based on, among other factors, the final index level. If the final index level is greater than the initial index level — i.e., the index return is positive due to an increase in the index — you will participate in any such increase provided such increase sufficiently offsets the sum of the final TBill amount and final fee amount. On the other hand, if the index return is negative due to a decrease in the index, you will lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the index return is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount will exceed the rate of decline in the index level.

The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Final TBill amount

The final TBill amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the realized TBill amount.

The realized TBill amount will equal the interest amount based on the prevailing 3-month TBill auction high rate (which, for any given day, is the USD-TBill auction high rate published at the most recent auction date prior to that day). Since the auction high rate is based on a 3-month maturity, it must be converted into a daily amount (the “daily TBill return”). The realized TBill amount is the accumulation of the daily amounts over all calendar days in the TBill calculation period, which will be equal to (1 + daily TBill return) for each calendar day in the TBill calculation period, minus 1, where:

(1+ daily TBill return) equals (1-91/360×rd-1) raised to the power of (-1/91) and d means each calendar day in the TBill calculation period and rd is the TBill auction high rate for day d as defined above.

The TBill calculation period for your notes will be the period from but excluding the trade date to and including the determination date.

In formulaic terms the realized TBill amount equals:

or, the product of (1 + daily TBill return) for each of the d calendar days in the period.

If on the calculation date, in the TBill calculation period, TBills with a maturity of three months have been auctioned on a TBill interest rate reset date (which is defined as each day in the TBill calculation period on which TBills with a maturity of three months are auctioned) during the TBill calculation period but such rate for such TBill interest rate reset date does not appear on Reuters Page “USAUCTION 10/11” (or any official successor page thereto), the rate for that TBill interest rate reset date will be the bond equivalent yield of the rate set forth in H.15 Daily Update (or any official successor page thereto), or such other recognized electronic source used for the purpose of displaying such rate, for that day in respect of the designated maturity under the caption “U.S. Government Securities/Treasury bills/Auction high” converted by the calculation agent in its discretion to bank discount basis such that it is expressed in the same manner as the auction high rate.

If on the calculation date, in the TBill calculation period, TBills with a maturity of three months have been auctioned on a TBill interest rate reset date during the TBill calculation period but such rate for such TBill interest rate reset date does not appear on Reuters Page “USAUCTION 10/11” (or any official successor page thereto) and such rate is not set forth in the H.15 Daily Update in respect of TBills with a three month maturity under the caption “U.S. Government securities/Treasury bills/Auction high” or another recognized electronic source, the rate for that TBill interest rate reset date will be the bond equivalent yield of the auction rate for those TBills as announced by the U.S. Department of Treasury, converted by the calculation agent in its discretion to bank discount basis such that it is expressed in the same manner as the auction high rate.

If the TBills with a maturity of three months are not auctioned during any period of seven consecutive calendar days ending on a Friday and a TBill interest rate reset date would have occurred if such TBills had been auctioned during that seven-day period, a TBill interest rate reset date will be deemed to have occurred on the day during that seven-day period on which such TBills would have been auctioned in accordance with the usual practices of the U.S. Department of Treasury, and the rate for that TBill Interest Rate Reset Date will be determined as if the parties had specified “USD-TBILL-Secondary Market” as the applicable rate that appears on Reuters Page “USAUCTION 10/11” (or any official successor thereto) under the heading “HIGH RATE”.

Final fee amount

The final fee amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.00% times (4) the quotient of (a) the final fee days divided by (b) 365. The calculation agent will determine the final fee days, which will be the number of calendar days from but excluding the trade date to and including the determination date.

Stated Maturity Date

The stated maturity date is April 30, 2010, unless that day is not a business day, in which case the stated maturity date will be the immediately following business day. If the fifth scheduled trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date.

Determination Date

The determination date is April 23, 2010, unless the calculation agent determines that a market disruption event with respect to any index underlier occurs or is continuing on the date that would otherwise be the determination date or that day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that the market disruption event with respect to each such index underlier has ceased. In no event, however, will the determination date be postponed by more than five business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Interest Payment

Your notes bear interest at a rate per annum equal to the base rate minus 1.00% subject to a minimum of 0.00%. The base rate will be determined by the calculation agent as described in “— Base Rate” below. Interest will accrue and be calculated and paid as described in the accompanying prospectus and the accompanying prospectus supplement with regard to floating rate notes, except that, if an index event has occurred or an early redemption has been validly designated, the interest payment dates and the interest amount on the early maturity date will be changed as described in “— Redemption Adjustments” below. See the accompanying prospectus and the accompanying prospectus supplement for additional information about calculation mechanics.

The calculation agent’s determination of the applicable base rate, any interest payment date and its calculation of the accrued interest and/or the fixed income discount factor for any interest period, will be final and binding in the absence of manifest error.

Base Rate

The base rate will be determined by the calculation agent, and will be equal to:

•	if the applicable interest period begins on the settlement date, the initial base rate provided in “Summary Information” of this prospectus supplement,

•

if the applicable interest period (1) does not begin on the settlement date and (2) does not end on the day before the stated maturity date, three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the interest determination date, or

•

if the applicable interest period ends on the day before the stated maturity date: a rate calculated by interpolating between (1) the USD LIBOR of longest maturity that is less than or equal to the length of the applicable interest period, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the length of the applicable interest period, in both cases as they appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the interest determination date (the base rate so determined will not be re-calculated even if the stated maturity date is postponed due to non-business days at the end of the interest period).

Interest reset dates will be July 23, 2009, October 23, 2009, and January 25, 2010, provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset dates will be the immediately preceding business day. The second London business day prior to each interest reset date will be an interest determination date.

The relevant interest period for the notes will be the period from and including the settlement date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately following interest payment date.

Redemption Adjustments

The interest on your notes will be paid on the interest payment dates provided in “Summary Information” of this prospectus supplement. If an index event has occurred or an early redemption has been validly designated, however, any originally scheduled interest payment date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date will instead be the last interest payment date.

In addition, the accrued interest payable on the early maturity date will be reduced by the fixed income discount factor. Therefore, on the early maturity date, in addition to the amount payable as described in “— Payment on the Early Maturity Date” below, if any, you will receive an interest payment, if any, that will equal the result of (1) the fixed income discount factor times (2) the accrued interest that would have been payable but for the adjustment described in this paragraph.

The fixed income discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360. FIDF LIBOR level is the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the FIDF LIBOR designated maturity, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the FIDF LIBOR designated maturity), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date, or if such rate does not appear on Reuter Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent.

The FIDF LIBOR designated maturity will be equal to the longer of (1) the fixed income days remaining and (2) one month, and will be determined on the early determination date. The fixed income days remaining will be determined by the calculation agent, and will be equal to the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest reset date immediately following the early maturity date and (2) the stated maturity date.

Payment on the Early Maturity Date

Your notes will be redeemed upon the occurrence of the following events:

•

when holders of 100% of the aggregate outstanding face amount issued on the original issue date elect to redeem the notes (in whole but not in part) prior to the earlier of (i) the occurrence of an index event as described below and (ii) the originally scheduled determination date, by properly delivering a notice of early redemption on a business day, in writing, to the trustee, the calculation agent and the issuer, or

•

when, on any trading day prior to the earlier of (i) the designation of an early redemption by the holders of the notes and (ii) the originally scheduled determination date, the closing level of the index is equal to or below 3,197.814 (approximately 88% of the initial index level); we refer to such event as an “index event”.

If an early redemption has been validly designated or an index event has occurred, in addition to interest, if any, the amount payable, if any, for each offered note outstanding on the early maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early TBill amount minus (d) the early fee amount.

If all requirements described under “Holder’s Option to Redeem — Early Redemption Requirements” below are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date. If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date. On the other hand, if an index event has occurred, the early determination date will be the trading day immediately following the day on which the index event occurs.

The early determination date is subject to postponement by up to five business days as described in “— Consequences of a Market Disruption Event or a Non-Trading Day” below. The early maturity date is the fifth business day following the early determination date.

If the notes are redeemed upon the occurrence of the index event or designation of the early redemption, you will lose the right to receive any amount on your notes on the stated maturity date, as described under “— Payment on the Stated Maturity Date” and “— Interest Payment” above.

Early index amount

The early index amount is equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return.

The early index return will be calculated by (1) dividing the early index level by the initial index level minus (2) one.

The calculation agent will determine the early index level, which will be the closing level of the index on the early determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below.

The early index amount, and therefore the amount payable on your notes on the early maturity date, if any, will be based on, among other factors, the early index level. If the early index level is greater than the initial index level — i.e., the early index return is positive due to an increase in the index — you may participate in any such increase provided such increase sufficiently offsets the sum of the early TBill amount and early fee amount. On the other hand, if the early index return is negative due to a decrease in the index, you may lose some or all of the early index amount on your notes, and may receive no payment at all on the early maturity date.

Early TBill amount

The early TBill amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) the historic TBill amount.

The historic TBill amount will equal the realized TBill amount, with a calculation period from but excluding the trade date to and including the early determination date.

Early fee amount

The early fee amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) 1.00% times (4) the quotient of (a) the early fee days divided by (b) 365. The calculation agent will determine the early fee days, which will be the number of calendar days from but excluding the trade date to and including the early determination date.

Holder’s Option to Redeem

If the conditions described under “— Early Redemption Requirements” below are satisfied, holders of 100% of the aggregate outstanding face amount issued on the original issue date may elect to redeem the notes, in whole and not in part. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Early Redemption Requirements

To exercise the option to redeem, the following requirements must be satisfied on any day that is a business day and before the option to redeem expires:

•

The holders requesting early redemption must hold 100% of the aggregate outstanding face amount of the notes issued on the original issue date, and must elect to redeem such notes in whole, not in part.

•

The trustee, the calculation agent and the issuer must receive from each holder a properly completed and signed notice of early redemption, in the form attached to this prospectus supplement. Delivery must be made by physical delivery or by facsimile coupled with prompt physical delivery of a written confirmation, as provided in the attached notice of early redemption.

•

If your notes are in global form, the holder or the bank or broker through which the holder holds the interest in the notes being redeemed must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary on or before the early maturity date and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that is a business day, this requirement will be deemed satisfied as of 9:00 a.m. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

•

If your notes are not in global form, the trustee must receive the certificate representing your notes. Deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of early redemption attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of early redemption or as to whether and when the required deliveries have been made. Once given, a notice of early redemption may not be revoked. If you exercise the option to redeem, you will be paid on the early maturity date, which is the fifth business day following the early determination date.

Questions about the early redemption requirements should be directed to the trustee, at the number and location stated in the attached notice of early redemption.

Expiration of Option to Redeem. In all cases, the requirements described under “— Early Redemption Requirements” above must be satisfied no later than 9:00 A.M., New York City time, no later than the business day immediately before the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. Immediately after that time, the option to redeem will expire and may not be exercised, although the holder of the notes will be entitled to receive the amount payable, if any, on the stated maturity date or the early maturity date, as applicable, calculated in a manner as described under “— Payment on the Stated Maturity Date” or “— Payment on the Early Maturity Date” above.

Only the Holder May Exercise the Option to Redeem. Since your notes are issued only in global form, the depositary or its nominee is the holder of your notes and therefore is the only entity that can exercise the option to redeem with respect to your notes. If you would like to exercise the option to redeem, you should give proper and timely instructions to the bank or broker through which you hold the interest in your notes, requesting that it notify the depositary to exercise the option to redeem on behalf of the holder. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if the holder holds the notes in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the redemption right in a timely manner.

Automatic Redemption Due to an Index Event

If an index event occurs, we will notify the holder of your notes and the trustee in the manner described in the accompanying prospectus. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more index underliers occurs or is continuing on the originally scheduled determination date (if that day is not a trading day, then the following trading day) or early determination date, as applicable, the calculation agent will calculate the final index level or the early index level, as applicable, by using:

•	for each index underlier that did not suffer a market disruption event on such date, the settlement price of such index underlier on such date as published by the exchange on which it is traded, and

•

for each index underlier that did suffer a market disruption event on such date, the settlement price of such index underlier on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such index underlier; provided that, if such day occurs more than five business days after the originally scheduled determination date or early determination date, as the case may be, the calculation agent shall determine the price for such index underlier on the fifth business day after the originally scheduled determination date or early determination date, as applicable, taking into consideration the latest available settlement price for such index underlier and any other information deemed relevant by the calculation agent.

In calculating the final index level or the early index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level or early index level, as applicable, is not available on the determination date or the early determination date, as the case may be, for any other reason, except as described under “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final index level or early index level, as applicable, based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

Discontinuance or Modification of the Index

If the index is (i) not calculated and announced by the index sponsor but is calculated and announced by a successor sponsor acceptable to the calculation agent or (ii) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the index, then such successor index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be. We refer to the index sponsor or any such successor sponsor as the index sponsor.

If prior to the determination date, the index sponsor makes a material change in the formula for or the method of calculating the index or in any other way materially modifies the index (other than a modification prescribed in that formula or method relating to the composition of the index, the weighting of the components of the index and other routine events and modifications), then (unless the index sponsor has theretofore reflected such change or modification in the calculation and publication of the index) the calculation agent shall calculate the level of the index, in lieu of a published level for the index, in accordance with the formula for and method of calculating the index last in effect prior to that change or modification, but using only those contracts that were included in the index immediately prior to that change or modification (or, if such contracts are no longer traded, contracts that are the most comparable, in the judgment of the calculation agent), in good faith and in its discretion.

If the final index level published on the determination date is subsequently corrected and the correction is published by the calculation agent not later than four business days prior to the stated maturity date, then the corrected final index level for the determination date shall be deemed the official final index level for the determination date and the calculation agent shall use the corrected final index level in accordance with the above provisions.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “—

Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. However, if the next business day falls in the next calendar month, then the payment will instead be made on the immediately preceding day that is a business day. For your notes, however, the term business day has a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the determination date, the stated maturity date, the early determination date, the early maturity date, the final index level, the early index level, the default amount, the interest payable on each interest payment date (including the determination of any interpolated interest rate), index event and the final index amount, the final fee amount or the early index amount and the early fee amount, as the case may be. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman, Sachs & Co.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London are generally authorized or obligated by law, regulation or executive order to close.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in London is open for business, (3) Goldman, Sachs & Co. in New York is open for business and (4) all exchanges on which the index underliers are traded are scheduled to be open for their regular trading session.

London Business Day

When we refer to a London business day with respect to your notes, we mean a day that is a London business day as defined in the accompanying prospectus supplement.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

A market disruption event with respect to an index underlier means the occurrence on any given trading day of any one or more of the following circumstances:

•

a material limitation, suspension, or disruption of trading in such index underlier which results in a failure by the exchange on which such index underlier is traded to report a settlement price for such index underlier on such trading day,

•

the settlement price for such index underlier is a “limit price”, which means that the settlement price for such index underlier on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable exchange rules,

•	failure by the applicable exchange or other price source to announce or publish the settlement price for such index underlier on such trading day, or

•

trading in an index underlier on the applicable trading facility for such index underlier is suspended or interrupted prior to the time at which it is scheduled to close, and trading in such index underlier does not resume at least 10 minutes prior to the scheduled closing time on such trading day and in the event trading does resume at least 10 minutes prior to the scheduled closing time, trading in such index underlier on the applicable trading facility does not continue for the entire period until such scheduled closing time.

For this purpose, “settlement price” means the official settlement price of an index underlier as published by the exchange or trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index underliers. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index underliers,

•	may take or dispose of positions in the index underliers or futures contracts relating thereto,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant markets for the index underliers or components of such markets, and/or

•

may take short positions in the index underliers or other securities of the kind described above — i.e., we and/or our affiliates may sell securities or index underliers of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index underliers. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date or the early determination date, as the case may be. These steps may also involve sales and/or purchases of some or all of the index underliers, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index underliers or indices designed to track the performance of the relevant markets for the index underliers or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs & Co. or Its Affiliates Relating to the Index, Commodities Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

THE INDEX

The index sponsor owns the copyright and all rights to the S&P GSCITM Total Return Index (the “index”). The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index sponsor.

We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation, changes in its components and historical performances, from publicly available information. We have not independently verified this information. You, as an investor in your notes, should make your own investigation into the index.

The index was established in May 1991 and reflects the excess returns that are potentially available through an unleveraged investment in the futures contracts comprising the S&P GSCITM. The value of the index, on any given day, reflects:

•	the price levels of the contracts included in the S&P GSCITM (which represents the value of the S&P GSCITM);
•	the “contract daily return”, which is the percentage change in the total dollar weight of the S&P GSCITM from the previous day to the current day; and
•	interest income on the assets committed to a hypothetical investment in the S&P GSCITM.

Each of these components is described below.

The S&P GSCITM is a proprietary index that Goldman, Sachs & Co. developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with S&P by which GS Group sold to S&P all of the rights of Goldman, Sachs & Co. in the S&P GSCITM and all related indices and sub-indices, as well as certain intellectual property related to the S&P GSCITM. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices are made, and the related actions taken, solely by S&P. Goldman, Sachs & Co. has no control over any matters related to the indices.

The S&P GSCITM is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of Goldman, Sachs & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The index is a total return index, reflecting the price levels of the futures contracts included in the S&P GSCITM, the “contract daily return”, described below, which represents the percentage change in the total dollar weight of the S&P GSCITM from one day to the next, and a TBill return on a hypothetical investment in the S&P GSCITM. The index, therefore, reflects the total return on an actual investment in the futures contracts comprising the S&P GSCITM, including the interest income on the assets used to margin the positions in such futures contracts.

The Index

The index reflects the excess returns that are potentially available through an unleveraged investment in the contracts as are included in the S&P GSCI™, plus the TBill rate of interest that could be earned on funds committed to the trading of the underlying contracts.

Value of the S&P GSCITM

The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time. The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities. The dollar weight of the S&P GSCITM on any given day is equal to the sum, for each underlying contract, of:

•	the daily contract reference price of the contract,

•	multiplied by the appropriate contract production weight (“CPWs”) and,

•	during a roll period, the appropriate “roll weight” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity futures contract on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the trading facility is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the index sponsor reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the index sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant calculation of the value of the index.

Calculation of the Index

The value of the index on any S&P GSCITM business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCITM business day multiplied by (ii) one plus the sum of the contract daily return and the TBill return on the hypothetical investment in the index on the S&P GSCITM business day on which the calculation is made multiplied by (iii) one plus the TBill return on the hypothetical investment in the index for each non S&P GSCITM business day since the immediately preceding S&P GSCITM business day. We use the term S&P GSCITM business day to mean each day on which the offices of the index sponsor in New York City are open for business. The value of the index has been normalized such that its hypothetical level on January 2, 1970 was 100.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the index on the preceding day, minus one.

The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index, like the S&P GSCITM, is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCITM occurs from the fifth to ninth S&P GSCITM business day of the month.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

•	If any of these conditions exist throughout the roll period, the roll with respect to the effected contract will be affected in its entirety on the next day on which such conditions no longer exist.

Historical Closing Levels of the Index

The table set forth below illustrates how the index has performed since January 1, 2006.

The index has been calculated since January 1, 1991. Accordingly, while the performance table set forth below is based on the selection criteria and methodology described herein, the index was not actually calculated and published prior to that time. The value of the strategy has been normalized such that its hypothetical level on January 2, 1970 was 100.

The historical performance reflected in the table set forth below is based on the index criteria identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the closing levels of the index will serve as a reliable indicator of its future performance.

Historical High, Low and Final Closing Levels of the Index

	High	Low	Last
2006
Quarter ended March 31	6956.209	6051.290	6535.376
Quarter ended June 30	7255.882	6519.904	6975.966
Quarter ended September 30	7261.306	5749.31	5892.855
Quarter ended December 31	6058.907	5592.458	5627.641
2007
Quarter ended March 31	5920.547	5044.779	5920.547
Quarter ended June 30	6100.053	5723.331	5999.784
Quarter ended September 30	6752.731	5816.442	6687.839
Quarter ended December 31	7539.980	6465.877	7466.300
2008
Quarter ended March 31	8809.828	7072.571	8207.262

	High	Low	Last
Quarter ended June 30	10608.880	8129.245	10558.650
Quarter ended September 30	10898.100	7155.682	7538.308
Quarter ended December 31	7538.308	3532.270	3995.392
2009
Quarter ended March 31	4316.046	3116.661	3570.220
Quarter ending June 30 (through April 16, 2008)	3739.823	3507.647	3633.879

The S&P GSCITM

Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCITM as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below. Standard & Poor’s makes the official calculations of the S&P GSCITM, the benchmark S&P GSCITM Total Return Index and the index. At present, these calculations are performed continuously and are reported on Reuters Page S&P GSCITM with respect to the S&P GSCITM and are updated on Reuters at least once every three minutes during business hours on each S&P GSCITM business day. The settlement price for the index is reported on Bloomberg Page SPGSCISI at the end of each S&P GSCITM business day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCITM, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the S&P GSCITM and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCITM and the Index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman, Sachs in Instruments Linked to the Index or Index Underliers May Impair the Value of Your Notes” and “Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us”.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCITM and its sub-indices has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCITM methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with its advisory committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCITM methodology, in advance of their effectiveness.

Composition of the S&P GSCITM

In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	The contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•

be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

For a contract to be eligible for inclusion in the S&P GSCITM, the price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM. In appropriate circumstances, however, Standard & Poor’s, in consultation with its advisory committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is not included in the S&P GSCITM at the time of determination and that is based on a commodity that is not represented in the S&P GSCITM at such time must, in order to be added to the S&P GSCITM at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

A contract that is already included in the S&P GSCITM at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCITM must, in order to continue to be included in the S&P

GSCITM after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is not included in the S&P GSCITM at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCITM at such time must, in order to be added to the S&P GSCITM at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

A contract that is already included in the S&P GSCITM at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCITM at such time must, in order to continue to be included in the S&P GSCITM after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is already included in the S&P GSCITM at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCITM and each contract’s percentage of the total is then determined.

A contract that is not included in the S&P GSCITM at the time of determination must, in order to be added to the S&P GSCITM at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•

such contracts will be included in the S&P GSCITM in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCITM attributable to such commodity exceeding a particular level.

•

if additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCITM attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCITM attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCITM attributable to it.

The contracts currently included in the S&P GSCI are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), ICE Futures Europe (“ICE-UK”), ICE Futures US (“ICE-US”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The futures contracts currently included in the S&P GSCITM, their percentage dollar weights (“PDW”), their market symbols, the exchanges on which they are traded and their contract production weights for 2009 are:

Trading Facility	Commodity (Contract)	2009 Contract Production Weight (CPW)
CBT	Wheat (Chicago Wheat)	18,284.34
KBT	Wheat (Kansas Wheat)	3,648.02
CBT	Corn	26,040.59
CBT	Soybeans	7,134.81

Trading Facility	Commodity (Contract)	2009 Contract Production Weight (CPW)
ICE-US	Coffee “C”	16,402.18
ICE-US	Sugar #11	326,600.00
ICE-US	Cocoa	3.602584
ICE-US	Cotton #2	46,706.92
CME	Lean Hogs	63,629.95
CME	Cattle (Live Cattle)	87,753.95
CME	Cattle (Feeder Cattle)	14,720.39
NYM	Oil (No 2 Heating Oil, NY)	67,072.57
ICE-UK	Oil (Gasoil)	225.6823
NYM	Oil (RBOB)	71,853.63
NYM/ICE	Oil (WTI Crude Oil)	15,418.16
ICE-UK	Oil (Brent Crude Oil)	5,364.404
NYM/ICE	Natural Gas	28,781.35
LME	High Grade Primary Aluminum	36.198
LME	Copper - Grade A	15.84
LME	Standard Lead	7.03
LME	Primary Nickel	1.242
LME	Special High Grade Zinc	10.008
CMX	Gold	80.76268
CMX	Silver	622.4385

The quantity of each of the contracts included in the S&P GSCITM is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with its advisory committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCITM, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCITM are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCITM is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCITM to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCITM will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCITM, in consultation with its advisory committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCITM. Commodities included in the S&P GSCITM and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

Standard & Poor’s, in consultation with its advisory committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCITM are necessary or appropriate in order to assure that the S&P GSCITM represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with its advisory committee.

Contract Expirations

Because the S&P GSCITM is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCITM and, as a result thereof, in a sub-index for each commodity during a given year are designated by Standard & Poor’s, in consultation with its advisory committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

License Agreement

We and our affiliates have a non-exclusive license from Standard & Poor’s Financial Services LLC (“S&P”) to use the index in connection with the offered notes.

If a trading facility deletes one or more contract expirations, the index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

THE OFFERED NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND ITS AFFILIATES (“S&P”). S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE OFFERED NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE OFFERED NOTES PARTICULARLY OR THE ABILITY OF THE S&P GSCI™ TOTAL RETURN INDEX TO TRACK GENERAL MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE S&P GSCI™ TOTAL RETURN INDEX WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE OFFERED NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE OFFERED NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P GSCI™ TOTAL RETURN INDEX. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE OFFERED NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE OFFERED NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE OFFERED NOTES ARE TO BE REDEEMED. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE OFFERED NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P GSCI™ TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE S&P

GSCI™ TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

Tax Treatment of the Notes

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source;

•

or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary -to characterize each note for all tax purposes as a single prepaid income-bearing derivative contract with respect to the index that matures on the maturity date for the notes. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

It is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes.

Upon the sale, redemption or maturity of your notes, you should recognize gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Except to the extent attributable to accrued but unpaid interest, and assuming that each of your notes is reasonably treated as a derivative contract as described above, it is reasonable to treat such gain or loss as capital gain or loss, although there is no clear authority on point. Your tax basis in the notes should generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year. The holding period for purposes of such capital gain and loss will begin on the day following the first day you held the notes.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as series of derivative contracts to purchase the index on the next rebalancing date. Were your notes properly characterized in such a manner, you would be treated as disposing of your notes upon a rollover of the futures contracts that comprise the underlying index and/or when the composition or weighting of the index changes, and you would accordingly recognize gain or loss equal to the difference between your basis in the notes (or their fair market value as of the previous rebalancing date, as applicable) and their fair market value on such date.

Because the index consists of futures contracts, Section 1256 of the Internal Revenue Code may also apply. If Section 1256 applied and if you were to hold the notes at the close of any taxable year, you would be treated as if you held the index underliers directly, which would be treated as sold for their fair market value on the last business day at the close of such taxable year and such gain or loss would be taken into account for the taxable year. If Section 1256 applied, you would also be required to recognize gain or loss upon the rollover of the underlying futures contracts and when the composition or weighting of the index changed. If Section 1256 applied, any gain or loss as described above would be treated as 40% short-term capital gain or loss and 60% long-term capital gain or loss.

The Internal Revenue Service could also treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, your notes could also be treated as a unit consisting of a derivative contract (the “derivative contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlying index under the derivative contract (the “cash deposit”). Under this characterization, it is possible that you could be required to accrue interest in respect of the cash deposit at a rate that is in excess of the stated interest rate on the notes. If, however, you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the securities between the derivative contract and the cash deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the cash deposit is at a discount from, or is in excess of, the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — United States Holders — Debt Securities Purchased with Market Discount” and “United States Taxation — United States Holders — Debt Securities Purchased at a Premium” with respect to the cash deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that your notes could be treated as a notional principal contract for tax purposes. It is also possible that the quarterly coupon payments on your notes would not be treated as interest for United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly coupon payments could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain. It is also possible that your note should be treated in the required manner described above except that you should treat any gain upon the redemption or maturity of your notes as ordinary income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation -Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

Because the United States federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you (including such coupon payments made at maturity) at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments (in which case you will not be subject to such withholding) as set forth under “United States Taxation — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $16,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on April 23, 2009, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

FORM OF NOTICE OF EARLY REDEMPTION

Dated:

The Bank of New York

Corporate Trust Administration

101 Barclay Street, 4E

New York, New York 10286

Attn:	Natalie Pesce	(212-815-4991)
	Teisha Wright	(212-815-5058)
Fax: (212-815-5802/5803)

with a copy to:

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

England

Fax: +44-20-7552-8216

(Attn: GSI Calculation Agent)

with a copy to:

The Goldman Sachs Group, Inc.

85 Broad Street

New York, New York 10004

Attn: Corporate Treasury, Debt Management

Fax: (212-902-3325)

Re:	Floating Rate Total Return Index-Linked Notes due 2010 (Linked to the S&P GSCI™ Total Return Index) (CUSIP: 38145GAC4), issued by The Goldman Sachs Group, Inc.

Ladies and Gentlemen:

The undersigned is, or is acting on behalf of, the beneficial owner of all of the notes specified above. The undersigned hereby irrevocably elects to exercise the option to redeem as described in prospectus supplement no. 94, dated April 16, 2009, with respect to the entire outstanding face amount of the notes. The exercise is to be effective on the day that qualifies as a trading day and on which all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-25 of prospectus supplement no. 94, dated April 16, 2009, are satisfied no later than 9:00 a.m., New York City time, on such trading day. If such requirements have not been satisfied by 9:00 a.m., New York City time, on such trading day, the exercise will be effective as of the next day that qualifies as a trading day. We understand, however, that the effective date in all cases must be no later than the last day before the determination date that qualifies as a trading day. The effective date will be the early determination date, subject to postponement in case of a market disruption event or a non-trading day.

If the notes to be redeemed are in global form, the undersigned is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer, in each case by physical delivery to the relevant address stated above, or such other address as the trustee, the calculation agent or the issuer may have designated for this purpose to the holder, or by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the undersigned, coupled with a prompt physical delivery of a written confirmation thereof.

In addition, the beneficial interest in the entire outstanding face amount is being transferred on the books of the depositary to an account of the trustee at the depositary.

If the notes to be redeemed are not in global form, the undersigned or the beneficial owner is the holder of the notes and is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer by physical delivery or by facsimile transmission coupled with physical delivery of written confirmation as described above. In addition, the certificate representing the notes and any payment required in respect of accrued interest are being delivered to the trustee.

If the undersigned is not the beneficial owner of the notes to be redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in prospectus supplement no. 94, dated April 16, 2009. The redemption of the notes will be governed by the terms of the notes.

The calculation agent should internally acknowledge receipt of the copy of this notice of early redemption, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration in the requested redemption should be paid on the fifth business day after the early determination date, subject to postponement in case of non-business days, in accordance with the terms of the notes.

Face amount of notes to be redeemed:

$5,000,000

Very truly yours,

(Name of beneficial owner or person authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

FOR INTERNAL USE ONLY:

Receipt of the above notice of early redemption

is hereby acknowledged:

GOLDMAN SACHS INTERNATIONAL, as calculation agent

By:
(Title)

Date and time of receipt:

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Returns on Your Notes	S-6
Additional Risk Factors Specific To Your Notes	S-9
Specific Terms of Your Notes	S-20
Use of Proceeds and Hedging	S-31
The Index	S-32
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-45
Supplemental Plan of Distribution	S-46
Form of Notice of Early Redemption	S-49

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc.	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$5,000,000

The Goldman Sachs Group, Inc.

Floating Rate Total Return Index-Linked Notes due 2010

(Linked to the S&P GSCI™ Total Return Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.